Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Contacts:	Investor Contacts:
Tracy Eiler	Krista Bessinger
BUSINESS OBJECTS	BUSINESS OBJECTS
408 953 6031	408 953 6349
tracy.eiler@businessobjects.com	krista.bessinger@businessobjects.com

Philippe Laguerre	Anne Guimard
BUSINESS OBJECTS	BUSINESS OBJECTS
European Press	European Investors
+33 1 41 25 38 15	+ 33 1 41 25 39 19
plaguerre@businessobjects.com	guimard@fineo.com

Tracy Beaufort
EASTWICK COMMUNICATIONS
408 270 3510
tracy@eastwick.com
JOHN SCHWARZ NAMED CEO OF BUSINESS OBJECTS
Former Symantec President Named Chief Executive Officer; Company Founder
Bernard Liautaud Continues as Chairman of the Board and
Assumes New Role as Chief Strategy Officer
SAN JOSE, Calif. and PARIS – September 11, 2005 – Business Objects (Nasdaq: BOBJ; Euronext Paris ISIN code: FR0004026250 — BOB) announced today that it has named John Schwarz chief executive officer. Company founder, Bernard Liautaud, continues as chairman of the board and assumes the new role of chief strategy officer, focusing on long term vision and strategy. Schwarz now leads the Business Objects executive team, and reports to the Board of Directors.
“As the company founder, I have a tremendous amount of pride in the company we have built in the last 15 years,” said Bernard Liautaud, chairman of the board and chief strategy officer of Business Objects. “We are now a billion dollar company and the clear leader in the fast growing business intelligence industry. Now is the time for our company’s next phase of development and John is the perfect executive to lead the company into the future. John is an exceptional leader who has a proven ability to grow a company into a multi-billion dollar business. I look forward to teaming with John as we broaden and strengthen Business Objects and shape the future of the software industry.”
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John Schwarz Named CEO of Business Objects

“I have the unique opportunity to join a company with leading market share and tremendous momentum,” said John Schwarz, chief executive officer of Business Objects. “Throughout my career, I have participated in building high growth, global organizations in the software industry, and I look forward to bringing this experience to Business Objects. The culture of integrity, customer focus, innovation, and action at Business Objects are values I already embrace, and make this a natural fit. My goal is to build on the momentum Business Objects has established and to create one of the world’s ten largest software companies.”
Schwarz joins the company from Symantec Corporation, where he held the position of president and was responsible for leading the company’s six lines of business, and ensuring that the company delivered products and solutions that bring value to its diverse customer base. While at Symantec, Schwarz played a key role in growing the business to more than triple in size from under one billion to more than 2.7 billion in revenue, and was instrumental in the recent successful combination of Symantec and VERITAS. Previously, he spent 25 years at IBM Corporation working in development, manufacturing, sales, and marketing. He was general manager of IBM’s Industry Solutions unit, a worldwide organization focused on building business applications and related services for IBM’s large industry customers.
Conference Call
Business Objects will hold two conference calls to discuss today’s announcement, one for the European and one for the US market. The first conference call will begin on September 11 at 11:00 pm PDT (2:00 am EDT, 7:00 am London, 8:00 am Paris, September 12). The call-in access numbers are 800.399.7988 for the US and Canada; and 706.634.5428 for Europe and Asia with ID #9511617. The second conference call will begin on September 12 at 6:00 am PDT (9:00 am EDT, 2:00 pm London, 3:00 pm Paris). The call-in access numbers are 800.399.7988 for the US and Canada; and 706.634.5428 for Europe and Asia with ID #9511623.
About Business Objects
Business Objects is the world’s leading business intelligence (BI) software company. With more than 30,000 customers worldwide, including over 80 percent of the Fortune 500, Business Objects helps organizations gain better insight into their business, improve decision making, and optimize enterprise performance. The company’s business intelligence platform, BusinessObjects™ XI, offers the BI industry’s most complete and trusted platform for performance management, planning, reporting, query and analysis, and data integration. BusinessObjects XI includes Crystal Reports®, the industry standard for enterprise reporting. Business Objects has also built the industry’s strongest and most diverse partner community, and the company offers consulting and education services to help customers effectively deploy their business intelligence projects.
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John Schwarz Named CEO of Business Objects

Business Objects has dual headquarters in San Jose, Calif., and Paris, France. The company’s stock is traded on both the Nasdaq (BOBJ) and Euronext Paris (ISIN: FR0004026250 — BOB) stock exchanges. More information about Business Objects can be found at www.businessobjects.com.
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Business Objects and the Business Objects logo, BusinessObjects, WebIntelligence, Crystal Reports, Crystal Enterprise, Crystal Analysis, RapidMarts, and BusinessQuery are trademarks or registered trademarks of Business Objects S.A. or its affiliated companies in the United States and/or other countries. All other names mentioned herein may be trademarks of their respective owners.